instaCare Receives Favorable Resolutions in Lawsuits

Tuesday January 23, 8:00 am ET

-- Receives Return of 31,958,000 Original Shares of Stock Valued at Over $500K and Issued to Ronald Kelly as Part of a 2004 Acquisition

-- Receives a $200,000 Judgment Against Kelly Company World Group, Inc.

-- Prevails Against Investor Relations Services, Inc. on the Company's Claim That the Contract between the Two Companies Was Never Binding

NEW YORK--(BUSINESS WIRE)--instaCare Corp. (OTCBB:ISCR - News), a leading distributor of life-saving prescription drugs and a developer of patent-pending technologies for e-health and the EMR applications, announced today it has achieved favorable resolutions in two lawsuits pending on behalf of the Company.

In the first lawsuit, the Company sued Ronald Kelly and his Company, Kelly Company World Group, Inc., together with Linda Kelly and Kimberly Kelly, in the United States District Court, for the Central District of California. The lawsuit dealt with the prior merger agreement between instaCare and certain of the defendants, and was premised on allegations of fraud, conversion and violations of the federal RICO statutes. This case was settled before trial, for a stipulated judgment against Kelly Company World Group in the amount of $200,000. In addition, the claims against Ronald Kelly were settled for the return of the 31,958,000 shares of stock that he had received as part of the consideration for the 2004 acquisition (the shares were subject to the reverse split previously effected by the Company, and the rate of 80/1). In exchange for the settlement, the complaint was dismissed by instaCare as against Ronald Kelly, Linda Kelly and Kimberly Kelly. Ronald Kelly has also agreed to provide additional information concerning the identities of present and former shareholders of instaCare with whom he dealt during and subsequent to the merger.

The amount of the stipulated judgment and the settlement for the return of the stock was, from the Company's standpoint, determined in large part by what the Company believed to be the defendants' ability to pay. The Company's forensic research provided documents and statements to the effect that Kelly Company World Group, Inc. and Ronald Kelly were subject to substantial judgments in other states, and that the chances of any large collection were unlikely.

In the second lawsuit, the Company brought suit against Investor Relations Services, Inc. and Summit Trading, Ltd. for a declaration that the alleged contracts between the Company and those entities were not binding and were therefore unenforceable. Investor Relations Services and Summit Trading cross-complained, alleging that (1) the contracts were enforceable, (2) pursuant to those contracts, those entities were entitled to 10% of the outstanding stock in the Company at such time as they might choose to exercise their "option," and (3) they were entitled to damages against the Company's CFO, Keith Berman, for intentional interference with the alleged business relationship between the Company and those entities.

The Superior Court for the State of California, in Los Angeles County, has issued its decision, relieving instaCare of any obligations to Investor Relations Services or Summit Trading, finding that the alleged agreements were not properly authorized or executed, and that they never became binding upon instaCare by reason of the lack of approval by the Company's Board of Directors. At the same time, the court found against Investor Relations Services and Summit Trading, in all respects, on their cross-complaint. The court has further found that instaCare and Keith Berman are deemed the prevailing parties in this litigation. The importance of that finding is that instaCare, under California law, will most likely be entitled to recover its reasonable attorney's fees in this litigation. Litigation counsel for the Company will be petitioning the court for such fees shortly, and management has indicated that it intends to pursue enforcement of the judgment.

"With these two challenges now behind us, we are again focused squarely on the continued execution of our business and acquisitions plans, which we believe will enable the Company to achieve significant growth objectives and deliver shareholder value," stated Robert Jagunich, Chairman of the Board. "We are pleased that we were able to achieve a positive resolution in the Kelly Litigation, and that the court sided with instaCare in the Investor Relations Services/Summit Trading Litigation, allowing us to protect the company and its shareholders from what we considered to be an outrageous and unconscionable contract, and recognizing the good faith of the position adopted by the Company. We remain committed to the highest ethical standards, and expect our employees, officers and vendors to conduct their business both ethically and professionally."

Forward-Looking Statements:

This release contains forward-looking statements about our business or financial condition that reflect our assumptions and beliefs based on information currently available. We can give no assurance that the expectations indicated by such forward-looking statements will be realized. There may be other risks and circumstances that we are unable to predict. When used in this release, words such as "believes," "expects," "forecasts," "intends," "projects," "plans," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements, although there may be certain statements not accompanied by such expressions. Wasserman Morris & Company has been compensated twenty-five thousand dollars by a third party for preparing the report.

For further information, visit the company's Web Site: http://www.instacare.net or http://www.caredecision.net

Contact:

instaCare Corp.

Keith Berman, 805-446-1973

kmb@instacare.net

or

Investor Relations Contacts:

Lippert/Heilshorn & Associates, Inc.

Kim Sutton Golodetz/Lisa Lindberg, 212-838-3777

kgolodetz@lhai.com

llindberg@lhai.com